EXHIBIT 10.2

Partners for Growth

Loan and Security Agreement

Parent:	Xenogen Corporation
Address:	860 Atlantic Avenue, Alameda, CA 94502
XBC:	Xenogen Biosciences Corporation
Address:	5 Cedar Brook Drive, Cranbury, NJ 08512

Date:	August 2, 2005

THIS LOAN AND SECURITY AGREEMENT (“Loan Agreement” or “Agreement”) is entered into on the above date among PARTNERS FOR GROWTH, L.P. (“PFG”), whose address is 180 Pacific Avenue, San Francisco, CA 94111 Xenogen Corporation (the “Parent”), whose chief executive office is located at the above address (“Parent’s Address”) and Xenogen Biosciences Corporation (“XBC”), whose chief executive office is located at the above address (“XBC’s Address”). Each of Parent and XBC is a “Borrower” and collectively, they are the “Borrowers”. The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. LOANS.

1.1 Loans. Subject to Section 1.8, PFG will make loans to Borrowers (the “Loans”), in accordance with the provisions of Section 1.7, up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing and, at any time there are monetary Obligations outstanding or requested by a Borrower, subject to reduction of the Credit Limit to reflect such Reserves as PFG deems appropriate from time to time in its good faith business judgment.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest that is not paid when due may, in PFG’s discretion, be charged to Parent’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans.

1.3 Overadvances. If, at any time or for any reason, the total of all outstanding Loans and all other monetary Obligations then due exceeds the Credit Limit (an “Overadvance”), subject to the rights of the Senior Lender, Borrowers shall immediately pay the amount of the excess to PFG, without notice or demand. Without limiting Borrower’s obligation to repay to PFG the amount of any Overadvance, Borrowers agree to pay PFG interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrowers shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.

1.5 Loan Requests. To obtain a Loan, Agent shall make a request to PFG by facsimile or telephone. Loan requests may also be made by a Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. PFG will use reasonable commercial efforts to fund any requests for Loans within ten (10) Business Days of its receipt of all information it may request of Borrowers in connection with such Loan request, including without limitation, all information which is not required to be delivered under the terms of this Agreement to PFG if there are no monetary Obligations outstanding to PFG. PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is a Responsible Officer of Agent, and each Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.

1.6 Late Fee. If any payment of accrued interest for any month is not made within three business days after the date a bill therefor is sent by PFG to Borrower, or if any payment of principal or any other payment is not made within three Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

Partners for Growth	Loan and Security Agreement

1.7 Agented Loan Arrangement.

(a) XBC hereby designates Parent as its agent (the “Agent”) to discharge the duties and responsibilities of the Agent as provided in this Section 1.7. Except as otherwise permitted by PFG, loans hereunder shall be requested solely by the Agent as agent for each Borrower. Any Loan which may be made by PFG under this Agreement and which is directed to the Agent is received by the Agent in trust for that Borrower who is intended to receive such Loan. The Agent shall distribute the proceeds of any such Loan solely to that Borrower. Each Borrower shall be directly indebted to PFG for each Loan distributed to any Borrower by the Agent, together with all accrued interest thereon, as if that amount had been advanced directly by PFG to a Borrower (whether or not the subject Loan was based upon the assets of the Borrower which actually received such distribution), in addition to which each Borrower shall be liable to PFG for all Obligations under this Agreement, whether or not the proceeds of the Loan are distributed to any particular Borrower. PFG shall have no responsibility to inquire as to the distribution of Loans made by PFG through the Agent as described herein.

(b) If Agent withdraws as Agent hereunder, or is otherwise unable to, or prohibited from carrying out its obligations as Agent under this Agreement (as determined by PFG in its reasonable discretion in consultation with Borrower); PFG’s obligation to make Loans hereunder shall terminate.

(c) The authority of the Agent to request Loans on behalf of, and to bind, each Borrower, shall continue unless and until PFG acts as provided in Section 1.7(b) above, or PFG actually receives: (i) written notice of: (A) the termination of such authority, and (B) the subsequent appointment of a successor Agent, which notice is executed by the respective chief executive or financial officers of each Borrower (other than the chief executive officer of the Agent being replaced) then eligible for borrowing under this Agreement; and (ii) written notice from the successor Agent (A) accepting such appointment; (B) acknowledging that the removal and appointment has been effected by the respective chief executive or financial officer of each Borrower eligible for borrowing under the within Agreement; and (B) acknowledging that from and after the date of appointment, the newly appointed Agent shall be bound by the terms hereof, and that as used herein, the term “Agent” shall mean and include the newly appointed Agent.

(d) The Agent and each Borrower respectively shall indemnify, defend, and save and hold PFG harmless from and against any liabilities, claims, demands, expenses, or losses made against or suffered by PFG on account of, or arising out of, this Agreement, PFG’s reliance upon Loan requests made by the Agent, or any other action taken by PFG hereunder or under any of PFG’s various agreements with the Agent and/or any Borrower and/or any other Person arising under this Agreement, absent PFG’s gross negligence or intentional misconduct.

1.8 Conditional Obligation to Lend. Notwithstanding anything to the contrary set forth in this Agreement and in addition to PFG’s right to impose Reserves at any time, the obligation of PFG to make each and every Loan shall be subject to and conditional upon PFG’s determination in its sole judgment at the time of any Borrower request for a Loan that from the date hereof until the date of such request, no transactions that would not otherwise have been permitted under Section 5.5 have occurred (irrespective of whether or not monetary Obligations are or were, at the time of any such transactions, outstanding). If any such transactions have occurred, it may, inter alia, condition any Loan on such additional or modified terms and conditions as it may determine appropriate in its sole discretion.

2. SECURITY INTEREST.

2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, each Borrower hereby grants to PFG a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of such Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (excluding Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all of such Borrower’s books relating to any and all of the above. Notwithstanding anything contained in this Section 2, the term Collateral shall not include any property that is subject to a lien that is otherwise permitted pursuant to subsection (ii) of the definition of “Permitted Liens.”

2.2 Excluded Collateral. Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of either Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual

Partners for Growth	Loan and Security Agreement

Property that are accounts, (i.e. accounts receivable) of either Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Silicon’s security interest in such accounts and general intangibles of Borrowers that are proceeds of the Intellectual Property. Notwithstanding anything contained in this paragraph, the term Collateral shall not include any property that is subject to a Lien is otherwise permitted pursuant to paragraph (c) of the definition of “Permitted Liens.”

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, each Borrower represents and warrants to PFG as of the date of this Agreement, the date each Loan is made or requested to be made hereunder and on the date each Compliance Certificate is delivered to PFG as follows, and each Borrower covenants that at any time there are Loans or other monetary Obligations outstanding to or requested from PFG, it will comply with all of the following covenants until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Such Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by such Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against such Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate such Borrower’s articles or certificate of incorporation, or such Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon such Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon such Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of such Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Articles or Certificate of Incorporation. Listed in the Representations are all prior names of such Borrower and all of such Borrower’s present and prior trade names as of the date hereof. Such Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name. Such Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to such Borrower except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is such Borrower’s chief executive office. In addition, as of the date hereof, such Borrower has places of business and Collateral is located only at the locations set forth in the Representations. such Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than such Borrower’s Address or one of the locations set forth in the Representations, except that such Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $100,000 fair market value of Equipment is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Such Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to such Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. PFG now has, and will continue to have, a priority (subject only to the security interest of the Senior Lender, to the extent of the Senior Debt Limit) perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and such Borrower will at all times defend PFG and the Collateral against all claims of others.

(b) Such Borrower has set forth in the Representations all of such Borrower’s Deposit Accounts, and such Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will, subject to the rights of the Senior Lender, cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.

(c) In the event that such Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, such Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such

Partners for Growth	Loan and Security Agreement

information would waive the such Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and such Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Except as set forth in the Representations, such Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair such Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, such Borrower shall, whenever requested by PFG at any time there are monetary Obligations outstanding or requested by a Borrower, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment. Such Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Such Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and such Borrower will not use the Collateral for any unlawful purpose. Such Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Such Borrower has maintained and will maintain at such Borrower’s Address (or in the case of XBC, also at Parent’s address) complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the consolidated results of operations and consolidated financial condition of Parent in all material respects, in accordance with GAAP (except that interim financial statements shall be subject to year-end adjustment and shall not have footnotes), at the times and for the periods therein stated. Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Such Borrower has timely filed, and will timely file, all required tax returns and reports, and such Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by such Borrower. Such Borrower may, however, defer payment of any of the foregoing which are contested by such Borrower in good faith, provided that such Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral. Such Borrower is unaware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could result in additional taxes becoming due and payable by such Borrower. Such Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and such Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9 Compliance with Law. Such Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to such Borrower, including, but not limited to, those relating to such Borrower’s ownership of real or personal property, the conduct and licensing of such Borrower’s business, and all environmental matters except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

3.10 Litigation. Except as set forth in the Representations, there is no claim, suit, litigation, proceeding or investigation pending or (to best of such Borrower’s knowledge) threatened against or affecting such Borrower in any court or before any governmental agency (or any basis therefor known to such Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Each Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against such Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Such Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

Partners for Growth	Loan and Security Agreement

3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.

4. ACCOUNTS.

4.1 Representations Relating to Accounts. Each Borrower represents and warrants as of the date of this Agreement and as of the date of each Loan made hereunder to PFG as follows: Each Account reflected on such Borrower’s books shall, on the date each Loan is requested and made, represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the licensing of Intellectual Property, in the ordinary course of such Borrower’s business.

4.2 Representations Relating to Documents and Legal Compliance. Each Borrower represents and warrants to PFG, as of the date of this Agreement, as of the date of each Loan is made or requested hereunder, and as of the date each Compliance Certificate is delivered to PFG, as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of such Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3 Documents Relating to Accounts. If requested by PFG, at any time there are monetary Obligations outstanding to or requested by any Borrower; each such Borrower shall furnish PFG with copies (or, at PFG’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and such Borrower warrants the genuineness of all of the foregoing. Each Borrower shall also furnish to PFG an aged accounts receivable trial balance as provided in the Schedule. In addition, subject to the rights of the Senior Lender, each Borrower shall deliver to PFG, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

4.4 Collection of Accounts. Borrowers shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Subject to the rights of the Senior Lender, PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by each Borrower into a lockbox account, or such other “blocked account” as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment.

4.5. Remittance of Proceeds. At any time there are monetary Obligations outstanding or requested by a Borrower, subject to the rights of the Senior Lender, all proceeds arising from (i) the disposition of any Collateral, and (ii) the transfer (including sale and exclusive license) of Intellectual Property, shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (x) the proceeds of Accounts arising in the ordinary course of business, or (y) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.6 Disputes. At any time there are monetary Obligations outstanding or requested by a Borrower, Borrower shall notify PFG promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to PFG on the regular reports provided to PFG; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit

4.7 Returns. Provided no Event of Default has occurred and is continuing, at any time there are monetary Obligations outstanding or requested by a Borrower (and subject to the rights of the Senior Lender), if any Account Debtor returns any

Partners for Growth	Loan and Security Agreement

Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower, upon PFG’s request, shall hold the returned Inventory in trust for PFG, and immediately notify PFG of the return of the Inventory.

4.8 Verification. At any time there are monetary Obligations outstanding or requested by a Borrower (and subject to the rights of the Senior Lender),PFG may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or PFG or such other name as PFG may choose.

4.9 No Liability. PFG shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall PFG be deemed to be responsible for any of a Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve PFG from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWERS.

5.1 Financial and Other Covenants. Each Borrower shall at all times comply with the covenants set forth in the Schedule.

5.2 Insurance. Each Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for such Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such casualty insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to such Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by such Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If such Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at such Borrower’s expense. Such Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

5.3 Reports. At any time there are monetary Obligations outstanding or requested by a Borrower, Parent, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to either Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.

5.4 Access to Collateral, Books and Records. At any time there are monetary Obligations outstanding or requested by a Borrower, at reasonable times, and on one Business Day’s notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrowers’ books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses. Neither Borrower shall be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law, rule or regulation or any agreement binding on such Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If such Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.

5.5 Negative Covenants. Except as may be permitted in the Schedule and except when there are no monetary Obligations outstanding or requested by a Borrower, neither Borrower shall, nor shall it permit any subsidiary to, without PFG’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

(i) merge or consolidate with another corporation or entity, or acquire any assets outside the ordinary course of business, except (A) that a subsidiary may merge or consolidate into another subsidiary or into Parent, and (B) where (1) the aggregate of such transactions do not in the aggregate exceed $2,000,000 (provided however that Borrowers may make a one-time acquisition valued at not more than $7,000,000 (in addition to the $2,000,000 amount otherwise available) where the consideration is not cash and, if at the time of such proposed transaction there are monetary Obligations outstanding or requested by a Borrower, PFG has reviewed and consented to the transaction), (2) no Event of Default has occurred and is

Partners for Growth	Loan and Security Agreement

continuing or would result from such action during the term of this Agreement, (3) Borrower is the surviving entity after any such acquisition, (4) any such transaction does not result in a material reduction of Borrower’s cash and cash equivalents or a material increase on Borrower’s monthly cash burn, and (5) such transaction would not result in a decrease of more than 25% of Tangible Net Worth;

(ii) make any Investments other than Permitted Investments;

(iii) sell or transfer any Collateral (including without limitation and sale or transfer of Collateral which is then leased back by Borrower except to the extent that such transaction would result in Permitted Indebtedness), except for (A) the sale of Inventory in the ordinary course of business (including the transfer of IVIS systems), and (B) the sale of obsolete or unneeded Equipment in the ordinary course of business, (C) the making of Permitted Investments, (D) the granting of Permitted Liens and (E) other sales or transfers of Collateral which in the aggregate do not exceed $250,000 in any fiscal year;

(iv) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment;

(v) acquire any other person or create any Subsidiary, unless such person or Subsidiary becomes a party to this Agreement and its assets (other than Intellectual Property) become subject to a perfected security interest in favor of PFG;

(vi) make any loans of any money or other assets, other than Permitted Investments;

(vii) incur any Indebtedness, other than Permitted Indebtedness;

(viii) incur Contingent Obligations with respect to the Indebtedness of another party or entity except for Permitted Indebtedness;

(ix) pay any dividends (other than dividends payable solely in capital stock, and other than dividends payable by any Subsidiary of Parent to Parent or another Subsidiary of Parent) or make any distribution or payment with respect to Parent’s capital stock or redeem, retire, or purchase or otherwise acquire, directly or indirectly, any of Parent’s capital stock except for (i) repurchases of stock from former employees or directors of either Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $150,000 in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases or (ii) the conversion by either Borrower of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, and payments in cash for any fractional shares;

(x) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrowers or reasonably related thereto;

(xi) sell or transfer any Intellectual Property, except (A) non-exclusive licenses of Intellectual Property in the ordinary course of business and (B) exclusive licenses of Intellectual Property entered into the ordinary course of business and approved in good faith by Borrower’s Board of Directors, so long as: (1) such licenses are limited to specific products or processes or a specific geographic area outside of the United States or Canada; (2) the duration of any such license does not exceed 5 years; and (3) such exclusive license arrangement is not tantamount to a sale of the subject Intellectual Property; (C) cross-licenses entered into in settlement of litigation or potential litigation, and (D) other sales or transfers which in the aggregate do not exceed $250,000 in any fiscal year; or

(xii) dissolve or elect to dissolve, provided that any subsidiary may dissolve or elect to dissolve if the assets of such subsidiary would be owned by a Borrower or a subsidiary of a Borrower after such dissolution.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrowers, Borrowers shall, without expense to PFG, make available Borrowers’ its officers, employees and agents and Borrowers’ books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Changes. Parent agrees to notify PFG in writing of any changes in the information set forth in the Representations (as to each Borrower) upon each request for a Loan hereunder and in each Compliance Certificate delivered to PFG.

5.8 Further Assurances. Each Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment deem necessary or useful in order to perfect and maintain PFG’s perfected priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

Partners for Growth	Loan and Security Agreement

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 6.2 and 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrowers, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, effective immediately upon PFG’s delivery of notice to Borrowers.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrowers shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrowers of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrowers and deliver to Borrowers such other documents as may be required to fully terminate PFG’s security interests.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrowers or any of Borrowers’ officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Either Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three Business Days after the date due; or

(c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit and Borrowers shall not have complied with Section 1.3 within three Business Days; or

(d) Either Borrower shall breach any of the provisions of Section 5.5 hereof, or shall fail to permit PFG to conduct an inspection or audit as provided in Section 5.4 hereof or shall fail to provide PFG with a borrowing base report under Section 6 of the Schedule within one Business Day after the date due; or

(e) Either Borrower shall fail to perform any other non-monetary Obligation, which failure, if reasonably capable of cure, is not cured within ten Business Days after the date due or if the failure cannot be cured within 10 days or cannot be cured after a Borrower’s attempts within 10 day period, and the failure may be cured within a reasonable time, then a Borrower has an additional period (of not more than 30 days) to attempt to cure the default; or

(f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within fifteen Business Days after the occurrence of the same; or

(g) Borrower breaches any material contract or obligation giving the other party the right to accelerate any Indebtedness where the amount accelerated exceeds $100,000 or may reasonably be expected to result in a Material Adverse Change; or

(h) Dissolution, termination of existence, insolvency of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

Partners for Growth	Loan and Security Agreement

(i) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or

(j) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(m) there shall occur a Change in Control; or

(n) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by each Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrowers under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose each Borrower hereby authorizes PFG without judicial process to enter onto any of such Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, each Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require each Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and such Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use each Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on each Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve a Borrower of any liability such Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, each Borrower irrevocably authorizes PFG to endorse or sign such Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to such Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of a Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and

Partners for Growth	Loan and Security Agreement

become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

7.3 Standards for Determining Commercial Reasonableness. Each Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to such Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from such Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, each Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to such Borrower, and at such Borrower’s expense, to do any or all of the following, in such Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of such Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of such Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of such Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of such Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of such Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, such Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; and (j) Take any action or pay any sum required of such Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of such Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to the applicable Borrower or other persons legally entitled thereto; such Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and such Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies.

Partners for Growth	Loan and Security Agreement

The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to a Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Business Day” or “business day” means a day on which PFG is open for business.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of greater than 50% of the shares of all classes of stock then outstanding of Xenogen ordinarily entitled to vote in the election of directors.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Compliance Certificate” means the compliance certificate in PFG’s standard form, from time to time, required to be delivered by Agent (on behalf of each Borrower) on a monthly basis while there are any monetary Obligations outstanding or Loans requested.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation

Partners for Growth	Loan and Security Agreement

all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.

“Intellectual Property” has the meaning given in Section 2.2.

“Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by a Borrower to PFG, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to a Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible (except Intellectual Property), whether or not governed by the California Uniform Commercial Code.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means

(i) the Loans and other Obligations; and

Partners for Growth	Loan and Security Agreement

(ii) [RESERVED]

(iii) Subordinated Debt; and

(iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule; and

(v) other Indebtedness secured by Permitted Liens; and

(vi) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding and, in addition, reimbursement obligations to the Senior Lender in respect of letters of credit which in the aggregate with all other Indebtedness to Senior Lender, do not exceed the Senior Debt Limit; and

(vii) Indebtedness of any Borrower to any other Borrower and Contingent Obligations of any Borrower to any other Borrower, or, subject to Section 5.5(v), Indebtedness or Contingent Obligations of Parent or XBC to any Subsidiary or any Subsidiary to Parent or XBC; and

(viii) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (vii) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be; and

(ix) Other Indebtedness not otherwise permitted by Section 5.5(vii) not exceeding $150,000 in the aggregate outstanding at any time.

“Permitted Investments” are:

(i) [RESERVED];

(ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;

(iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc; and

(iv) bank certificates of deposit issued maturing no more than 1 year after issue.

(v) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(vi) Investments accepted in connection with Transfers permitted by Section 5.5(iii) or (xi);

(vii) Investments of subsidiaries in or to other subsidiaries or Parent, Investments by one Borrower in or to another Borrower and Investments by a Borrower in subsidiaries that are not Borrowers not to exceed $250,000 in the aggregate in any fiscal year;

(viii) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $250,000 in any one fiscal year or $300,000 at any one time outstanding, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors;

(ix) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(x) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of a Borrower in any subsidiary that is not a Borrower;

(xi) Investments pursuant to investment policy guidelines approved by Borrower’s Board of Directors and PFG set forth Exhibit A hereto; and

(xii) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $50,000 in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment together with the proceeds thereof and any accessions and additions thereto;

Partners for Growth	Loan and Security Agreement

(ii) liens under leases of specific items of Equipment together with the proceeds thereof and any accessions and additions thereto;

(iii) liens for taxes, assessments or other government charges or levies not yet payable;

(iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that each Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(v) security interests being terminated substantially concurrently with this Agreement;

(vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(ix) statutory, common law or contractual liens of depository institutions or institutions holding securities account (including rights of set-off) securing only customary charges and fees in connection with such accounts; and

(x) liens in favor of Senior Lender securing a principal amount not in excess of the Senior Debt Limit.

(xi) Liens existing on the Closing Date and shown in the Representations or arising under this Agreement or other Loan Documents;

(xii) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense;

(xiii) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with leased premises or leased property;

(xiv) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i), (ii) through (xi), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(xv) Liens arising from judgments, decrees or attachments cured within the applicable period set forth in Section 7.1(f);

(xvi) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business; and

(xvii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

“Person” or “person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity. .

“Prime Rate” means the rate quoted by the Wall Street Journal (or such other nationally recognized rate quoting service reasonably acceptable to PFG) as the prime lending rate on the date hereof and the first business day of each calendar month during the term of this Agreement.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

“Responsible Officer” is, as to each Borrower, each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of that Borrower.

Partners for Growth	Loan and Security Agreement

“Reserves” means, as of any date of determination, such amounts as PFG may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, the Credit Limit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by PFG in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of PFG in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect PFG’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to PFG is or may have been incomplete, inaccurate or misleading in any material respect; or (c) to reflect transactions (including out of the ordinary course transactions, acquisitions, the incurrence of additional Permitted Liens and the sale of Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis) that have occurred after the date hereof but during a period in which there are no monetary Obligations outstanding or requested (d) in respect of any state of facts which PFG determines in good faith constitutes a Default or an Event of Default.

“Senior Lender” has the meaning set forth in Section 8 of the Schedule.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Parent and its subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Parent’s consolidated balance sheet, including all Indebtedness, and the current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrowers, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with a Borrower or any other Person relating to a Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrowers.

9.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

9.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

9.4 Charges to Accounts. PFG may, in its discretion, require that Borrower pay monetary Obligations in cash to PFG, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.

9.5 Monthly Accountings. PFG shall provide Agent monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on each Borrower

Partners for Growth	Loan and Security Agreement

and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless a Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.6 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), addressed to PFG or a Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax, as provided herein.

9.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrowers and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement, the Non-Disclosure Agreement, dated as of May 1, 2005,_or in other written agreements signed by the parties in connection herewith.

9.9 Waivers; Indemnity. The failure of PFG at any time or times to require Borrowers to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrowers. Each Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and each Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which such Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Each Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and such Borrower, or any other matter, relating to such Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.10 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

9.11 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrowers and a duly authorized officer of PFG.

9.12 Time of Essence. Time is of the essence in the performance by Borrowers of each and every obligation under this Agreement.

9.13 Attorneys Fees and Costs. Borrowers shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrowers; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any

Partners for Growth	Loan and Security Agreement

action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of a Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrowers. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrowers and PFG; provided, however, that Borrowers may not assign or transfer any of their rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release a Borrower from its liability for the Obligations.

9.15 Joint and Several Liability. Each Borrower’s liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.16 Limitation of Actions. Any claim or cause of action by any Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrowers by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter. Borrowers agree that such one-year period is a reasonable and sufficient time for Borrowers to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.17 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrowers and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrowers under any rule of construction or otherwise.

9.18 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrowers shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, each Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights such Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

Partners for Growth	Loan and Security Agreement

9.19 Mutual Waiver of Jury Trial. EACH BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWERS, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Parent:	PFG:

XENOGEN CORPORATION		PARTNERS FOR GROWTH, L.P.

By	/s/ William A. Albright
	President or Vice President	By	/s/ Andrew W. Kahn
By	/s/ Jason M. Brady	Name: Title:	Andrew W. Kahn Manager, Partners for Growth, LLC Its General Partner
Secretary or Ass’t Secretary

XENOGEN BIOSCIENCES CORPORATION

By	/s/ William A. Albright
President or Vice President

By	/s/ Pamela R. Contag
Secretary or Ass’t Secretary

Partners For Growth

Schedule to

Loan and Security Agreement

Parent:	Xenogen Corporation
Address:	860 Atlantic Avenue, Alameda, CA 94502

XBC:	Xenogen Biosciences Corporation
Address:	5 Cedar Brook Drive, Cranbury, NJ 08512

Date:	August 2, 2005

This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH, L.P., Parent and XBC of even date.

1.	CREDIT LIMIT
	(Section 1.1):	An amount not to exceed the lesser of (a) and (b), below (the “Credit Limit”): (a) $5,000,000 at any one time outstanding, or (b) at any time, up to 50% (the “Advance Rate”) of the amount of Parent’s consolidated Current Assets, less all amounts outstanding (or requested) under the Senior Debt (including all facilities and products available under the Senior Debt, such as letters of credit and bank cards, whether or not designated as sub-limits under the Senior Debt).

“Current Assets” means the aggregate of Parent’s consolidated balance sheet items which equals the sum of cash and cash equivalents, Accounts, Inventory and Investment Property that can be converted to cash in less than 1 year, prepaid expenses, and other assets that can reasonably be expected to be converted to cash in less than one year. Notwithstanding, the foregoing definition, Current Assets would have to qualify as current assets under GAAP.

For example only, if Parent has $27 million in Current Assets on June 15, 2005, and has $7 million requested and outstanding in Senior Debt, Borrowers could request up to $5 million under this Agreement [($27 million x 0.50) - $7 million = $6.5 million].

Partners for Growth	Schedule to Loan and Security Agreement

2.	INTEREST.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate plus 4.00% per annum, applied to the average daily aggregate principal amount outstanding under the Loan Agreement each month. Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month. The Prime Rate for the month (or part thereof) during which the Loan Agreement is executed is deemed to be 6.25%.

3.	FEES (Section 1.4):

	Loan Fee:	Two percent (2%) of the maximum Credit Limit ($100,000), payable concurrently herewith.

Prepayment /
	Termination Fee:	NONE

4.	MATURITY DATE
	(Section 6.1):	July 28, 2007

5.	FINANCIAL COVENANTS
(Section 5.1):
NONE

6.	REPORTING.
(Section 5.3):
Parent shall provide PFG with the following:

(a) Monthly borrowing base report, in such form as PFG shall specify, within thirty days after the end of each month, and borrowing base reports at such other times as PFG shall from time to time request in its good faith business judgment.

Partners for Growth	Schedule to Loan and Security Agreement

(b)	For any monthly period in which there are at any time Loans outstanding to Borrowers, monthly accounts receivable agings and reconciliations thereof, accounts payable agings and reconciliations thereof, deferred revenue schedules and bookings reports, within 30 days after the end of each month.

(c)	Quarterly Compliance Certificates, within forty-five days after the end of each quarter, in such form as PFG shall reasonably specify, signed by the Chief Financial Officer of Parent, certifying that as of the end of such month Borrowers were in full compliance with all of the terms and conditions of this Agreement, and such other information as PFG shall reasonably request.

(d)	For any quarterly period in which there are at any time Loans outstanding to Borrowers, quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Parent, prepared in accordance with GAAP. If Parent files a form 10-Q with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(e)	Copies of all reports and statements provided by Borrowers to the Senior Lender at the same time the same are provided to the Senior Lender.

(f)	At such time (and as a condition to) each request for a Loan hereunder, such information as PFG may reasonably require.

(g)	Annual financial statements, as soon as available, and in any event within 120 days following the end of Parent’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to PFG. If Parent files a form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(h)	Annual Board-approved projections, as and when available.

7. BORROWER INFORMATION:

Parent represents and warrants that the information set forth in the Representations and Warranties of the Parent (in respect of Parent and XBC) dated August 2, 2005, submitted to PFG (the “Representations”) is true and correct as of the date hereof.

Partners for Growth	Schedule to Loan and Security Agreement

8. ADDITIONAL PROVISIONS

(a)	Senior Lender.

	(1)	Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrowers and Senior Lender or by third parties relating to Borrowers and Senior Lender.

	(2)	Senior Debt Limit. Borrowers shall not permit the total Indebtedness of Borrowers to Senior Lender to exceed $13,000,000 at any time outstanding (the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrowers, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower), but the Senior Debt Limit shall exclude accrued interest and fees that are not then due in accordance with the Senior Debt Documents.

	(3)	Senior Loan Documents. Parent represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Parent covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

(b)	Deposit Accounts. Concurrently, Borrowers shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’ security interest in said Deposit Accounts, subject to the security interest of the Senior Lender; provided, however, Borrower shall not be required to procure control agreements with respect to accounts that are (i) dormant or (ii) scheduled to be closed within 90 days of the date hereof, and (with respect to each of (i) and (ii)) which have a balance of not more than $25,000. Borrowers shall permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly (subject to the rights of the Senior Lender). Notwithstanding the

Partners for Growth	Schedule to Loan and Security Agreement

foregoing, PFG will not require a control agreement on Borrowers’ existing Bank of America account so long as within 30 days of the date hereof, such account is either (x) closed or (y) set-up as an overnight sweep account to Borrowers’ primary operating account held with the Senior Lender.

(c)	Subordination of Debt. All present and future indebtedness of each Borrower to: (1) its officers, directors and shareholders, and (2) to all other Persons, with the sole exceptions of (i) indebtedness to the Senior Lender under, and solely to the extent of, the Senior Debt, and (ii) indebtedness to lessors of Equipment financed by such Borrower and existing on the date hereof, and to such other lessors of Equipment in secured finance transactions concluded after the date hereof to which PFG consents, shall at all times be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form, unless PFG may otherwise consent in its sole discretion. Each Borrower represents and warrants that there is no Indebtedness other than Indebtedness represented as Permitted Liens presently outstanding, except as set forth in the Representations. Prior to incurring any Indebtedness in the future, such Borrower shall cause, if required by PFG after notice thereof is given by such Borrower, the person to whom such Indebtedness will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

Parent:		PARTNERS FOR GROWTH, L.P.

XENOGEN CORPORATION

By	/s/ William A. Albright	By	/s/ Andrew W. Kahn
	President or Vice President	Name: Title:	Andrew W. Kahn Manager, Partners for Growth, LLC Its General Partner
By	/s/ Jason M. Brady
Secretary or Ass’t Secretary

XENOGEN BIOSCIENCES CORPORATION

By	/s/ William A. Albright
President or Vice President

By	/s/ Pamela R. Contag
Secretary or Ass’t Secretary

Partners for Growth	Loan and Security Agreement

Form: - 5

Document Version - 6

Exhibit A

XENOGEN CORPORATION

Amended Investment Guidelines1

I.	Purpose

These investment guidelines have been adopted by the Board of Directors of Xenogen Corporation in order to establish policy and guidelines for investing surplus corporate cash, with the goal of capital preservation and liquidity. All investments must be made in compliance with these guidelines, the Investment Company Act of 1940 (the “1940 Act”) and the non-exclusive safe harbor for research and development companies set forth in rule 3a-8 of the 1940 Act.

“Surplus cash” is cash not required for short-term debt repayment, working capital, capital investment, or other outstanding near-term financial obligations.

Objectives

The key objectives of the company investment policy are the preservation of capital and maintenance of appropriate short-term liquidity.

More specifically:

A.	Preserve capital;

B.	Maintain sufficient liquidity to meet forecasted cash needs;

C.	Maintain diversified portfolio of investments in order to minimize the concentration risks;

D.	Maximize yield on investments within the parameters set forth below;

E.	Establish fiduciary control of cash and investments.

II.	Liquidity Guidelines

Excess cash is invested with liquidity in mind, and without any loss of principal.

Daily liquidity is essential; restrictions on liquidity are:

1.	Twice the amount of the monthly burn must be available each business day with no loss of principal.

[1]	Guidelines originally adopted by the Board on July 22, 2003; Amended and Restated Guidelines adopted by the Audit Committee on October 21, 2004

2.	The remainders of the funds are to be invested, consistent with anticipated cash needs, in securities with maturities no longer than 24 months. The weighted-average-maturity cannot exceed 12-months. Repositioning of these securities before their maturity, generating small gains or losses, is permitted for managing liquidity requirements only. Any loss from such repositioning can only be incurred if the gain in the previous three months fully offsets this loss.

III.	Investment Restrictions

Investments shall be made in the context of the following investment guidelines.

A.	Investment Portfolio

1.	No more than 10 percent of the company’s total assets may consist of investments other than Capital Preservation Investments (defined below).

B.	Capital Preservation Investments

1.	Direct obligations of the U.S. Treasury, including bills, notes, and bonds.

2.	Obligations issued or guaranteed by agencies or instrumentalities of the U.S. government.

3.	Municipal securities (taxable and tax-exempt, when appropriate), including variable rate demand notes and auction rate municipals.

4.	Bank obligations, including certificates of deposit, bank notes, and bankers acceptances.

5.	Corporate obligations, including commercial paper, corporate notes, medium-term notes and corporate bonds.

6.	Repurchase agreements collateralized at a minimum of 102% with U.S. Treasury securities or other securities rated “AAA” or equivalent that would be permitted by this policy.

7.	Money market funds over $1 billion in assets (must be AAA-rated), with an historically constant dollar net asset value, consisting of acceptable securities as stated above are appropriate for investing, as long as the fund’s manager has been in business over five years, has name recognition, and has performance that is easily tracked.

8.	U.S. dollar-denominated international corporate debt of all types is acceptable as long as the issuer meets credit rating and marketability guidelines.

9.	Derivative instruments are ineligible as investments. This would cover all investments where the value is based on an underlying variable causing the coupon and/or the maturity value to be unknown for the life of the security.

C.	Credit Quality

1.	In all categories described above, the emphasis will be on securities of high credit quality.

2.	Investments which bear a short-term credit rating must be explicitly rated by two of the three following rating services: A1 by Standard & Poor’s, P1 by Moody’s and/or F-1 by Fitch (no split-rated paper permitted).

3.	Investments which bear a long-term credit rating must be explicitly rated by two of the following rating services: A by Standard & Poor’s, A2 by Moody’s and/or A by Fitch.

4.	Investments which bear an AAA-rating may only be rated by one of the three rating agencies.

IV.	Maturities

The maximum maturity of individual securities in the portfolio may not exceed Twenty-four (24) months.

The dollar-weighted-average maturity of the portfolio may not exceed twelve (12) months.

For securities which have put dates, reset dates or auction dates, the put date, reset date or auction date will be used, instead of the final maturity date, for maturity guideline purposes.

V.	Concentration Limits/Restrictions

There is no limit to the percentage of the portfolio which may be maintained in securities issued by the U.S. Treasury or by its agencies and instrumentalities.

No one issuer or group of issuers from the same holding company is to exceed 10% of the portfolio or $1.0 million, whichever is greater of the portfolio at time of purchase, with the exception of Government securities.

AND, no more than 10% of the total issue size outstanding at time of purchase.

Any investment in common stocks, preferred stocks, options (put or calls), commodities, foreign securities, futures or mutual funds whose underlying securities are not considered Capital Preservation Investments must comply with Part III.A of this policy.

VI.	Investment Performance

The company shall review the performance of the selected investment-banking group on quarterly basis. The investment banks will issue separate quarterly investment performance analysis using time-weighted measures.

The net income derived from investments for the last four fiscal quarters combined may not exceed twice the amount of the company’s research and development expenses for the same period.

Expenses for investment advisory and management activities, investment research and custody for the last four fiscal quarters combined may not exceed five percent of the company’s total expenses for the same period.

VII.	Marketability

All securities are to be purchased through investment banking and brokerage firms of high quality and reputation, with a history of making markets for the securities in which we invest. In the unlikely event that securities must be sold before their maturity, the securities must be easily re-marketed. To accomplish this, the securities must be conventional “products” with strong name recognition.

VIII.	Trading Guidelines

Normal investing practice is to reinvest the funds on the day a security matures, to minimize lost interest. A daily transaction log is to be maintained and available for review at any time. All trading firms must generate a hard copy document for each transaction which is mailed to us on a timely basis, and then matched to the transaction log. Quarterly summaries of our investment holdings and cash usage are to be made available for Board review.

IX.	Communication

The investment manager will contact the Chief Financial Officer immediately upon the occurrence of any of the following events:

A.	An issuer is placed on “CreditWatch” with Negative Implications” and/or on “Negative Outlook” whereby any whereby any potential action could result in a credit rating cut;

B.	A decline in the issuer’s credit rating below the minimum credit quality standards stated in this Investment Policy.

C.	Research and development expenses for the last four fiscal quarters combined are no longer a substantial percentage of the company’s total expenses for the same period.

D.	The company is not in compliance with any of these guidelines.

X.	Safekeeping

Assets/investment securities are to be held in segregated bank account; they cannot be co-mingled. Assets/investment securities can be held by the investment manager as long as the manager’s minimum long-term rating is A2 by Moody’s and A by S&P.

XI.	Fiduciary Discretion

The Chief Financial Officer or other individual appointed by the Board and his/her authorized employees are responsible for securing and managing investments and cash for operations. These individuals have full discretion to invest any excess capital subject to strict adherence to these guidelines. These guidelines and the performance of the investments are to be reviewed periodically with the Board of Directors and only then can guideline revisions be made.

By:	Title: